                                                                    Exhibit 2.10

                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN

                             COX BROADCASTING, INC.,

                                       AND

                       GAYLORD BROADCASTING COMPANY, L.P.





                                JANUARY 20, 1997

                                TABLE OF CONTENTS

                                                                               Page
1.       PURCHASE AND SALE OF PURCHASED ASSETS.................................. 1

         1.1.       Purchase And Sale Of Purchased Assets....................... 1
         1.2.       Excluded Assets............................................. 3
         1.3.       Closing Date................................................ 4
         1.4.       Purchase Price and Payment; Escrow Deposit; Prorations...... 4
         1.5.       Assumption of Liabilities and Obligations................... 6
         1.6.       Deliveries By Seller........................................ 6
         1.7.       Deliveries By Buyer......................................... 7
         1.8.       Further Assurances.......................................... 8

2.       REPRESENTATIONS AND WARRANTIES OF SELLER............................... 8

         2.1.       Organization Of Seller...................................... 8
         2.2.       Authority Of Seller; Absence of Conflicting Agreements...... 8
         2.3.       Financial Statements........................................ 9
         2.4.       Operations Since Balance Sheet Date.........................10
         2.5.       No Undisclosed Liabilities..................................11
         2.6.       Taxes.......................................................11
         2.7.       Availability Of Assets And Legality Of Use..................11
         2.8.       Governmental Permits........................................11
         2.9.       Real Property...............................................12
         2.10.      Intentionally Omitted.......................................13
         2.11.      Condemnation................................................13
         2.12.      Tangible Personal Property..................................13
         2.13.      Intentionally Omitted.......................................13
         2.14.      Intangibles.................................................13
         2.15.      Intentionally Omitted.......................................13
         2.16.      Title To Purchased Assets...................................14
         2.17.      Employees...................................................14
         2.18.      Employee Relations..........................................14
         2.19.      Contracts...................................................15
         2.20       Status Of Contracts.........................................16
         2.21       No Violation, Litigation Or Regulatory Action...............17
         2.22       Insurance...................................................17
         2.23       Environmental Protection....................................17
         2.24       Books And Records...........................................18
         2.25       Governmental Reports........................................18
         2.26       No Finder...................................................19
         2.27       Transactions With Affiliates................................19

         2.28       Full Disclosure.............................................19

3.       REPRESENTATIONS AND WARRANTIES OF BUYER................................19

         3.1.       Organization Of Buyer.......................................19
         3.2.       Authority Of Buyer..........................................19
         3.3.       No Finder...................................................20
         3.4.       Status Of Buyer.............................................21
         3.5.       Full Disclosure.............................................21

4.       ACTION PRIOR TO THE CLOSING DATE.......................................21

         4.1.       Investigation Of The Business By Buyer......................21
         4.2.       Preserve Accuracy Of Representations And Warranties.........22
         4.3.       FCC Consent; Improvements Act Approval; Other Consents And
                    Approvals...................................................22
         4.4.       Operations Prior To The Closing Date........................24
         4.5.       Public Announcement.........................................26
         4.6.       Interim Financial Statements................................27
         4.7.       Compliance With Laws........................................27
         4.8.       Financing and Capital Leases................................27
         4.9.       No Inconsistent Action......................................27

5.       ADDITIONAL AGREEMENTS..................................................27

         5.1.       Sales, Use And Transfer Taxes; Title Insurance..............27
         5.2.       Discharge Of Liabilities Of Station.........................28
         5.3.       Employees; Employee Benefit Plans...........................28
         5.4.       Seller To Control Operations Prior To Closing Date..........29
         5.5.       Acquisition Proposals.......................................29
         5.6.       Copyright Royalty Tribunal Payments.........................30
         5.7.       Environmental Audit Report; Title Insurance Commitment......30
         5.8.       Sales Tax Filings...........................................31
         5.9.       Accounts Receivable.........................................31

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER...........................32

         6.1.       No Misrepresentation Or Breach Of Covenants And Warranties..32
         6.2.       Necessary Action............................................32
         6.3.       No Restraint Or Litigation..................................33
         6.4.       FCC Final Order.............................................33
         6.5.       Required Consents...........................................33
         6.6.       No Material Adverse Change..................................33
         6.7.       Environmental Audit.........................................33
         6.8.       Closing Deliveries..........................................34

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
7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..........................34

         7.1.       No Misrepresentation Of Breach Of Covenants And Warranties..34
         7.2.       Corporate Action............................................34
         7.3.       No Restraint................................................34
         7.4.       FCC Consent.................................................35
         7.5        Closing Deliveries..........................................35

8.       INDEMNIFICATION........................................................35

         8.1.       Indemnification By Seller...................................35
         8.2.       Indemnification By Buyer....................................37
         8.3.       Notice Of Claims............................................38
         8.4.       Third-Party Claims..........................................39

9.       TERMINATION AND ESCROW DEPOSIT.........................................40

         9.1        Termination.................................................40
         9.2        Escrow Deposit..............................................40
         9.3.       Specific Performance........................................41

10.      GENERAL PROVISIONS.....................................................41

         10.1.      Survival Of Representations, Warranties And Obligations.....41
         10.2.      Confidential Nature Of Information..........................41
         10.3.      Governing Law...............................................42
         10.4.      Notices.....................................................42
         10.5.      Successors And Assigns......................................43
         10.6.      Access To Records After Closing.............................44
         10.7.      Entire Agreement; Amendments................................44
         10.8.      Interpretation..............................................44
         10.9.      Waivers.....................................................45
         10.10.     Expenses....................................................45
         10.11.     Partial Invalidity..........................................45
         10.12.     Execution In Counterparts...................................45
         10.13.     Definitions.................................................45
         10.14.     Allocation Of Purchase Price................................49
         10.15.     Risk Of Loss; Damage To Facilities..........................49
         10.16.     Bulk Sales Law..............................................50
         10.17      Time Of Essence.............................................50


                                     -iii-
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                                    EXHIBITS

A        Escrow Agreement
B        Bill of Sale and Assignment of Assets
C        Opinion of Counsel for Seller
D        Assignment of Contracts and Assumption Agreement
E        Opinion of Counsel for Buyer

                                    SCHEDULES

1.2(K)          Computer Programs Constituting Excluded Assets
2.2             Conflicts; Consents
2.3             Financial Statements
2.4(A)(B)       Changes in Operations
2.5             Undisclosed Liabilities
2.7             Condition of Assets
2.8             Governmental Permits
2.9             Real Property
2.12            Tangible Personal Property
2.14            Intangibles
2.17            Employees
2.18            Employee Relations
2.19            Contracts
2.21            Legal Proceedings
2.22            Insurance
2.23            Environmental Matters
4.4(b)          Conduct of Business

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of January 20, 1997 (this "Agreement"), is made by and between Cox Broadcasting, Inc., a Delaware corporation ("Buyer"), and Gaylord Broadcasting Company, L.P., a Texas limited partnership ("Seller").

                                   WITNESSETH:

         WHEREAS, Seller is engaged in the business of owning and operating television broadcast station KSTW, Channel 11, Seattle-Tacoma, Washington (the "Station"); and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets, properties and business of the Station, all on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:



                                      1.

                    PURCHASE AND SALE OF PURCHASED ASSETS

         1.1.      PURCHASE AND SALE OF PURCHASED ASSETS

                  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the assets, properties and business (excepting only the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held by Seller and used primarily in the operation of the Station as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"), including, without limitation, all right, title and interest of Seller in, to and under:

                  (a) The broadcast licenses for the Station including all auxiliary, earth station and translator licenses and the right to use the call letters "KSTW" issued by the Federal Communications Commission (the "FCC") and all other assignable Governmental Permits listed in Schedule 2.8;

                  (b) All real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way, and all buildings, fixtures and other improvements thereon, and any other real property interests which are used in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date (the "Real Property");

                  (c) All machinery, equipment (including computers and office equipment), auxiliary and translator facilities, transmitting towers, transmitters, broadcast equipment, antennas, supplies, inventory (including all films, programs, records, tapes, recordings, compact discs, cassettes and spare parts), advertising and promotional materials, engineering plans, records and data, vehicles, furniture and other tangible personal property owned or leased by Seller used in or relating to the Station, including without limitation, the items listed or referred to in Schedule 2.12 (the "Tangible Personal Property");

                  (d) The trademarks, trade names, service marks, service names, jingles, licenses and copyrights and other similar intangible property rights and interests (and all goodwill associated therewith), registered or unregistered, owned by Seller relating solely to the Station, and the applications for registration thereof and the licenses relating to any of the foregoing including, without limitation, the items listed in Schedule 2.14 (the "Intangibles"), except that the Intangibles shall not include those intangible rights and interests specified in Section 1.2(g).;

                  (e) (i) All contracts of Seller for the sale of broadcast time for advertising or other purposes made in the ordinary course of business and consistent with past practice, (ii) the contracts, agreements or understandings listed or described in Schedule 2.19, except for those contracts listed on
Schedule 2.19 that are designated by Buyer as contracts not to be assumed by Buyer at Closing, and (iii) any other contract, agreement or understanding (evidenced in writing) entered into by Seller in respect of the Station which
(A) is of the general nature described in subsection (a) (ii), (iii) and (vii) of Section 2.19 but which, by virtue of its specific terms, is not required to be listed in Schedule 2.19 or (B) is entered into after the date hereof consistent with the provisions of Section 4.4 of this Agreement (the "Assumed Contracts");

                  (f) All of Seller's rights, claims or causes of action against third parties arising under warranties from manufacturers, vendors and others in connection with the Purchased Assets;

                  (g) The use of the Station's current public telephone numbers, if practicable and permitted by the applicable telephone company;

                  (h) All prepaid rentals and other prepaid expenses (except for prepaid insurance) arising from payments made by Seller in the ordinary course of the operation of the Station prior to the Closing Date for goods or services where such goods or services have not been received at the Closing Date;

                  (i) All commercials and other promotional materials used solely in the operation of the Station; and



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                  (j) All books and records of the Station, including, without limitation, all files, logs, programming information and studies, technical information and engineering data, news and advertising studies, consulting reports and sales correspondence, and all files required to be kept at the Station pursuant to the rules and regulations of the FCC, but excluding any books and records relating to a business of Seller unrelated to the Station and excluding any computer records, software and hardware listed in Schedule 1.2(k).


         1.2.     EXCLUDED ASSETS

                  Notwithstanding the foregoing, the Purchased Assets shall not include the following (the "Excluded Assets"):

                  (a) All of Seller's cash and cash equivalents (including any marketable securities or certificates of deposit);

                  (b) All claims, rights and interests of Seller in and to any refunds for federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date;

                  (c) Any of Seller's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Station arising out of transactions occurring prior to the Closing Date, except to the extent and only to the extent any such claims relate to the Purchased Assets as provided in Section 1.1(f);

                  (d) All bonds held, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies;

                  (e) Seller's corporate seal, corporate minute books, stock record books, corporate records relating to its incorporation, corporate tax returns and related documents and supporting work papers and any other records and returns relating to taxes, assessments and similar governmental levies (other than real and tangible personal property taxes, assessments and levies and FCC regulatory fees imposed on the Purchased Assets);

                  (f) All records prepared in connection with the sale of the Station, including bids received from others and analyses relating to the Station and the Purchased Assets;

                  (g) Any trade name using or incorporating the name "Gaylord" or derivatives thereof including, without limitation, "Gaylord Broadcasting" and "GBC";

                  (h) All records and documents relating to Excluded Assets or to liabilities of the Station arising prior to the Closing Date;

                  (i) Except to the extent Buyer and Seller shall otherwise specifically agree in writing, Seller's employee benefit agreements, plans or arrangements listed in Schedule 2.19;

                  (j) All of Seller's rights and claims to payments made by the Copyright Royalty Tribunal and related to the operations of the Station arising out of transactions occurring prior to the Closing Date;

                  (k) All of Seller's computer programs not related solely to the Station or not reasonably separable from the programs employed for other of Seller's stations which are described on Schedule 1.2(k), including without limitation, the programs used for the general ledger, accounts payable, payroll, human resources and fixed assets;

                  (l) Any of Seller's rights under or pursuant to this Agreement or the other agreements with Buyer contemplated hereby. and

                  (m) The Accounts Receivable.

         1.3.      CLOSING DATE

                  The purchase and sale of the Purchased Assets provided for in
Section 1.1 (the "Closing") shall be consummated at 10:00 a.m., local time, on a date occurring within ten (10) business days after the FCC Consent has, at Buyer's option, either become a Final Order or become effective, with the exact date to be specified by Buyer upon not less than five (5) business days prior written notice to Seller, or on such other date, as may be agreed upon by Buyer and Seller (the "Closing Date"), at the offices of Seller located in Nashville, Tennessee, or at such other place or at such other time as shall be agreed upon by Buyer and Seller.

         1.4.     PURCHASE PRICE AND PAYMENT; ESCROW DEPOSIT; PRORATIONS

                  (a) The purchase price for the Purchased Assets shall be One Hundred Sixty Million Dollars ($160,000,000) (the "Purchase Price"), which shall be paid by Buyer to Seller upon Closing on the Closing Date by wire transfer of immediately available federal funds.

                  (b) On the first banking day after the execution of this Agreement, Buyer shall deliver to the Escrow Agent a good faith deposit in the amount of Eight Million Dollars ($8,000,000.00) ("Escrow Deposit") which shall be held pursuant to the terms of the Escrow Agreement attached hereto as Exhibit
A. Upon Closing on the Closing Date, Buyer and Seller shall jointly direct the Escrow Agent to pay the Escrow Deposit and all interest earned thereon to Buyer.

                  (c) All revenues arising from the operation of the Station up until midnight on the day prior to the Closing Date, and all expenses arising from the Station up until midnight on the day prior to the Closing Date, including business and license fees (including any retroactive adjustments thereof), utility charges, ad valorem real and personal property taxes and assessments levied against the Purchased Assets, employee benefits (including accrued sick and vacation leave for Seller's employees who are employed by Buyer), property and equipment rentals, applicable copyright or other fees, sales and service charges, FCC annual regulatory fees, real estate rent and other similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall receive all revenues, and all refunds to Seller and deposits of Seller held by third parties, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operations of the Station for the period prior to the Closing Date, and Buyer shall receive all revenues and shall be responsible for all expenses, costs and obligations allocable to the conduct of the business or operations of the Station on the Closing Date and for the period thereafter. Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any obligation or liability not being assumed by Buyer in accordance with Section 1.5. Any prorations will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than one hundred twenty (120) days after the Closing Date or such other date as the shall parties mutually agree. There shall be no proration of the payments due under the film or programming license agreements other than for the calendar month in which the Closing occurs. Any such prorations shall be based upon the due date for payments pursuant to the film and program license agreements. For the purpose of determining the due date for payments due under film or programming license agreements which are silent as to the day of the month on which payment is due, such agreements shall be deemed to provide that the payment is due on the date actually made during the month of Closing. Seller shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary statement of prorations which shall set forth Seller's good faith estimate of the prorations of Seller as of the Closing Date. The preliminary prorations statement shall (A) contain all information reasonably necessary to determine the prorations to the extent such prorations can be determined or estimated as of the date of the preliminary statement of prorations and such other information as may be reasonably requested by Buyer, and (B) shall be certified by Seller, to the best of Seller's knowledge, to be true and complete as of the date thereof. No later than sixty (60) days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer's determination of the final prorations. If Seller disputes the amount of the final prorations determined by Buyer, it shall deliver to Buyer within thirty (30) days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the final prorations. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the thirty
(30) day period specified in the preceding sentence, Buyer's determination of the final prorations shall be conclusive and binding on the parties as of the last day of the thirty (30) day period. Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the prorations. If the parties are unable to resolve the dispute prior to one hundred twenty (120) days after the Closing Date, Buyer and Seller jointly shall designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of television broadcast stations, to resolve the dispute. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of such accountant shall be split equally between the parties.


         1.5.     ASSUMPTION OF LIABILITIES AND OBLIGATIONS

                  On the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller (a) under the Governmental Permits and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and (b) that arise out of events related to Buyer's ownership of the Purchased Assets or its operation of the Station on or after the Closing Date. Notwithstanding the foregoing, Buyer shall not assume at any time any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation by Seller of the Station prior to the Closing (other than those claims referenced in Section 1.1(f)),
(iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) except as provided in Section 5.3, any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (vi) except as provided in Sections 1.4(c) and 5.3, any obligation of Seller to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (vii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

         1.6.     DELIVERIES BY SELLER

                  Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                  (a) Transfer Documents. Duly executed Bill of Sale and Assignment of Assets in the form of Exhibit B hereto, Assignment of Contracts and Assumption Agreement in the form of Exhibit D, hereto, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Purchased Assets in the name of Buyer, free and clear of all Encumbrances except for Permitted Encumbrances;

                  (b) Estoppel Certificates. A manually executed copy of any instrument evidencing receipt of any estoppel certificate;

                  (c) Consents. A manually executed copy of any instrument evidencing receipt of any consent;

                  (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by the President or any Vice President of the general partner of Seller, certifying as to the matters set forth in Sections 6.1 and 6.6;

                  (e) Governmental Permits, Contracts, Business Records, Etc. Copies of all Governmental Permits, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with the operation of the Station;

                  (f) Opinions of Counsel. The opinion of the law firm of Reed Smith Shaw & McClay dated as of the Closing Date, substantially in the form of Exhibit C hereto;

                  (g) Authorizing Resolutions. Certified copies of the resolutions of the board of directors of Seller's general partner approving the transactions contemplated by this Agreement; and

                  (h) UCC, Tax, Lien, and Judgment Searches. Results of a search for UCC, tax, lien, and judgment filings in the records of the Secretary of State's records of the State of Washington and in the records of Thurston, Pierce and King Counties, Washington, and any other Counties in which the Purchased Assets may be located, with such searches having been made no earlier than fourteen (14) days prior to the Closing Date.

         1.7.     DELIVERIES BY BUYER

                  Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                  (a) Purchase Price. The Purchase Price as provided in
Section 1.4;

                  (b) Assumption Agreement. An Assignment of Contracts and Assumption Agreement in the form of Exhibit D hereto pursuant to which Buyer shall assume and undertake to perform obligations under the Assumed Contracts;

                  (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President or any Vice President, certifying as to the matters set forth in Section 7.1 of this Agreement;

                  (d) Opinion of Counsel. An opinion of Dow, Lohnes & Albertson, PLLC dated as of the Closing Date, substantially in the form of Exhibit E hereto;

                  (e) Authorizing Resolutions. Certified copies of the resolutions of Buyer's board of directors approving the transactions contemplated by this Agreement; and

                  (f) Title Commitments and Surveys. The title commitments and surveys described in Section 5.7(c).

         1.8.     FURTHER ASSURANCES

                  From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets.



                                       2.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an incentive to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

         2.1.     ORGANIZATION OF SELLER

                  Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and is qualified to do business in the State of Washington. Seller has full power and authority to own or lease and to operate the Station and the Purchased Assets and to carry on the business of the Station as now conducted. Seller's general partner, Gaylord Communications, Inc., is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller is not a participant in any joint venture with any other person or entity with respect to any part of the operations of the Station or any of the Purchased Assets.

         2.2.      AUTHORITY OF SELLER; ABSENCE OF CONFLICTING AGREEMENTS

         (a) Seller has the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto (collectively, the "Seller Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         (b) The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller, its general partner or its partners. This Agreement is, and each Seller Ancillary

Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its respective terms except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) Except as set forth in Schedule 2.2, neither the execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance by Seller with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will:

                  (i) Conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, the partnership agreement of Seller, the charter or by-laws of Seller's general partner, any Station Agreement, any Governmental Permit or any judgment, order, award or decree to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or any statute, other law or regulatory provision affecting Seller or the Purchased Assets; or


                  (ii) Require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the Improvements Act or the Communications Act.


         2.3.     FINANCIAL STATEMENTS

                  Schedule 2.3 contains (a) the unaudited balance sheet of the Station as of December 31, 1995 and the related statement of income for the year then ended and (b) the unaudited balance sheet (the "Balance Sheet") of the Station as of November 30, 1996 (the "Balance Sheet Date") and the related statement of income for the 11 months then ended. Except as set forth in
Schedule 2.3, such balance sheets and statements of income have been prepared in accordance with generally accepted accounting principles consistently applied, are complete and correct in all material respects, accurately reflect the books, records and accounts of Seller (which books and records are accurate and complete in all material respects), and present fairly the financial position and results of operations of the Station as of their respective dates and for the respective periods covered thereby subject to the absence of footnotes.

         2.4.   OPERATIONS SINCE BALANCE SHEET DATE

                (a) Except as set forth in Schedule 2.4(A), to the best of Seller's knowledge, during the period from the Balance Sheet Date to the date hereof, inclusive, there has been:

                    (i) no material adverse change in the financial condition or the results of operations of the Station; and

                    (ii) no damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking which materially adversely affects the Purchased Assets or the Station.

                (b) Except as set forth in Schedule 2.4(B) hereto, since the Balance Sheet Date, Seller has conducted the business of the Station only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, Seller has not, in respect solely of the Station:

                    (i) sold, leased, transferred or otherwise disposed of
               (including any transfers from Seller to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the Purchased Assets, other than Tangible Personal Property having a value, in the aggregate, of less than $10,000, sold or otherwise disposed of for fair value in the ordinary course of the business of the Station consistent with past practice;

                    (ii) created, incurred, guaranteed or assumed, or agreed to create, incur, guarantee or assume, any secured indebtedness for borrowed money or entered into any capitalized leases;

                    (iii) accelerated collection of accounts receivable
               generated by the Station to a date prior to the date such collection would have occurred in the ordinary course of business;

                    (iv) delayed payment of any account payable or other
               liability of the Station beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

                    (v) granted or instituted any increase in any rate of salary or compensation or any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan other than in the ordinary course of business consistent with past practices; or

                    (vi) entered into any agreement or made any commitment to
               take any action described in subparagraphs (i) through (v) above.

         2.5.     NO UNDISCLOSED LIABILITIES

                  Except as set forth in Schedule 2.5, to the best of Seller's knowledge, Seller is not subject, with respect to the Station, to any liability (including, without limitation, unasserted claims), whether absolute, contingent, accrued or otherwise, which is not shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and incurred in the ordinary course of business after the Balance Sheet Date.

         2.6.     TAXES

                  Seller has, in respect of the Purchased Assets and the Station, either filed or obtained extensions for filing pursuant to established procedures all foreign, federal, state, county or local income, excise, property, sales, use, franchise or other tax returns and reports which are required to have been filed by Seller under applicable law on or prior to the date of this Agreement, and has paid or made provision for the payment of all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable and which are not being contested in good faith by appropriate proceedings. All monies required to be withheld by Seller from employees of the Station for income taxes, social security and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

         2.7.     AVAILABILITY OF ASSETS AND LEGALITY OF USE

                  Except for the Excluded Assets, the Purchased Assets constitute all the assets used in the conduct of the Station's business. Except as set forth in Schedule 2.7, the Tangible Personal Property and improvements on the Real Property are in good working condition, reasonable wear and tear in ordinary usage excepted, and are fit and suitable for the purposes used. Except as disclosed in Schedule 2.7, (a) all such assets and their uses conform in all material respects to all applicable laws, regulations, rules, ordinances, codes, licenses, franchises and permits (including, without limitation, the Communications Act and all electrical, building, zoning, environmental, occupational safety and health Requirements of Law), and (b) no notice of any violation of any of such matters relating to the Purchased Assets or their use has been received by Seller which remains unresolved.

         2.8.     GOVERNMENTAL PERMITS

                  Except as set forth in Schedule 2.8, Seller owns, holds or possesses the FCC Authorizations and all other governmental licenses, franchises, permits, privileges, immunities, approvals and other authorizations which are necessary to entitle it to own or lease, operate and use the Purchased Assets and the Station and to carry on and conduct the Station's business as currently conducted (herein collectively called "Governmental Permits"). Schedule 2.8 sets forth a list and brief description of each such Governmental Permit held by Seller as of the date of this Agreement.

                  Complete and correct copies of all of the Governmental Permits listed in Schedule 2.8 have heretofore been delivered to Buyer by Seller. Seller has fulfilled and performed in all material respects its obligations under each of such Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by Seller. Except as set forth in Schedule 2.8, each of the Governmental Permits is valid, subsisting and in full force and effect, and, subject to the receipt of the FCC Consent and any other necessary governmental consents, to the best of Seller's knowledge, may be assigned and transferred to Buyer in accordance with this Agreement and at the time of assignment to Buyer will be in full force and effect, in each case without (a) the occurrence of any breach, default or forfeiture of rights thereunder or (b) the consent, approval, or act of, or the making of any filing with, any other governmental body, regulatory commission or other party. The Station is being operated in all material respects in accordance with the FCC Authorizations and in compliance in all material respects with the Communications Act, the rules and regulations thereunder, and all other laws and regulations, federal, state and local, applicable to the Station. Seller has not received any notice of any violations of the FCC Authorizations, the Communications Act, the rules and regulations thereunder or any other applicable laws and regulations. There is no action by or before the FCC currently pending or, to the best of Seller's knowledge, threatened to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the FCC Authorizations.

         2.9.     REAL PROPERTY

                  Schedule 2.9 contains (i) a brief description of each parcel of owned Real Property (showing the record title holder, legal description, location, improvements and any indebtedness secured by a mortgage or other lien thereon) and Seller's interest therein and (ii) with respect to leased Real Property a list and brief description of each lease or similar agreement (showing the rental, expiration date, renewal, the uses being made thereof and the location of the real property covered by such lease or other agreement).

         2.10.    INTENTIONALLY OMITTED


         2.11.    CONDEMNATION

                  (a) Neither the whole nor any part of the Real Property owned by Seller nor, to the best of Seller's knowledge, any Real Property leased by Seller is subject to any pending suit for condemnation or other taking by any public authority, nor to the best of Seller's knowledge is any such condemnation or other taking threatened.


         2.12.    TANGIBLE PERSONAL PROPERTY

                  Schedule 2.12 contains a true and complete list of all items of Tangible Personal Property that: (a) are owned by Seller and have an original estimated cost of $5,000 or more; or (b) are leased by Seller.


         2.13.    INTENTIONALLY OMITTED


         2.14.    INTANGIBLES

                  Schedule 2.14 contains a true and complete list of the Intangibles. Seller has delivered to Buyer copies of all documents in its possession establishing or evidencing the Intangibles. Seller does not own, and has not applied for, any patents, in connection with the operation of the Station. No proceedings have been instituted or are pending or, to the best of Seller's knowledge, are threatened which challenge the validity of the ownership or use by Seller of any of the Intangibles. Except as set forth in Schedule 2.14, Seller has not licensed anyone to use any of the Intangibles. Except as set forth in Schedule 2.14 and in Schedule 2.19, Seller owns, or has the royalty-free right to use, all of the Intangibles, Seller has not received any notice of conflict with the asserted rights of others, and, to the best of Seller's knowledge, Seller is not infringing upon any trademarks, trade names, service names, service marks, copyrights or patents owned by any other person or persons. Except as set forth in Schedule 2.14, no trademark, service mark, trade name, copyright or patent listed in Schedule 2.14 is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller or restricting the licensing thereof by Seller to any person.

         2.15.    INTENTIONALLY OMITTED

         2.16.    TITLE TO PURCHASED ASSETS

                  Seller has good and marketable title to all of the Tangible Personal Property and the Real Property owned by Seller, free and clear of all Encumbrances, except for Permitted Encumbrances. On the Closing Date, Seller shall transfer to Buyer good and marketable title to the Purchased Assets owned by Seller, subject to no Encumbrances, except for Permitted Encumbrances. To the best of Seller's knowledge, all towers, guy anchors, and buildings and other improvements included in the Purchased Assets are located entirely on the Real Property, and Seller has full legal and practical access to the Real Property. Seller has delivered to Buyer copies of all deeds, title insurance policies, leases and similar documents in Seller's possession relating to the Real Property.

         2.17.    EMPLOYEES

                  Schedule 2.17 contains: (a) a list of all individuals employed by Seller in connection with the Station as of December 31, 1996, and (b) the then current rate of compensation of, and a description of the fringe benefits (other than those generally available to employees of Seller under the plans listed in Schedule 2.19) provided by Seller to, any such employees.

         2.18.    EMPLOYEE RELATIONS

                  (a) Except as set forth in Schedule 2.18, Seller is in compliance in respect of the Station in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Station and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                  (b) Except as set forth in Schedule 2.18, as of the date of this Agreement, (i) no unfair labor practice charge or complaint against Seller in respect of the Station is pending before the National Labor Relations Board, any state labor relations board or any court or tribunal, (ii) no strike, dispute, request for representation, slowdown or stoppage is pending against Seller in respect of the Station, (iii) no employee grievance is pending against Seller in respect of the Station and (iv) no arbitration proceeding arising out of or under any collective bargaining agreement is pending against Seller in respect of the Station. To the best of Seller's knowledge, no proceedings of the types described in clauses (i) through (iv) of this Section 2.18(b) have been threatened.

         2.19.    CONTRACTS

                  (a) Schedule 2.19, provides a true and complete listing of all contracts with respect to the Station to which Seller is a party or by which Seller is bound involving:

                           (i)  The purchase, sale or lease of real property;

                           (ii)  The purchase, rental or use of any films,
recordings, television programming or programming services which is not terminable by Seller without penalty on thirty (30) days' notice or less or which provides for performance over a period of more than ninety (90) days or which involves the payment after the date hereof of more than Ten Thousand Dollars ($10,000);

                           (iii)  The purchase of merchandise, supplies or other
Tangible Personal Property or the receipt of services (other than services referred to in clause (b) above) which is not terminable by Seller on thirty
(30) days' notice or less or which provides for performance over a period of more than ninety (90) days or which involves the payment after the date hereof of more than Ten Thousand Dollars ($10,000);

                           (iv)  The sale of broadcast time for advertising or
other purposes which was not made in the ordinary course of business and consistent with past practice;

                           (v)  Any guarantee of the obligations of the
Station's customers, suppliers or employees;

                           (vi)  Transactions other than in the ordinary course
of business;

                           (vii)  The purchase, licensing or development of
software;

                           (viii)  Any sales agency, advertising representative
or advertising or public relations contract which is not terminable by Seller without penalty on thirty (30) days' notice or less or which provides for payments over a period of more than ninety (90) days or which involves the payment after the date hereof of more than Ten Thousand Dollars ($10,000);

                           (ix)  Any barter agreement or other agreement with
advertisers for broadcasting or commercial time on the Station in exchange for goods or services;

                           (x)  Any employee collective bargaining agreement,
employment agreement (other than employment agreements terminable by Seller without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of Seller is to make current wage or salary payments and provide current fringe benefits), consulting advisory or service agreement, deferred compensation agreement or covenant not to compete;

                           (xi)  Any agreement relating solely to the Station
with employees (other than employment agreements disclosed in response to clause
(x) above or excluded from the scope of clause (x)), agents or attorneys-in-fact of Seller;

                           (xii)  Any employees' pension, profit-sharing, stock
option, bonus, incentive, stock purchase, welfare, life insurance, severance, hospital or medical benefit plan or other employee benefit agreement or plan; or

                           (xiii)  Any other agreement, commitment,
understanding or instrument (other than contracts for the sale of broadcast time for advertising or other purposes which have been made in the ordinary course of business and consistent with past practice) which Seller reasonably believes is material to the Station.

                  (b) Schedule 2.19 also contains a copy of the Station's syndicated program and feature film "Inventory Report" as of December 31, 1996. Such report has been prepared in the normal course of the Station's business in a manner consistent with prior reports, but it has not been audited by or on behalf of Seller. The information contained in such report with respect to the contract amount and the unpaid balance is accurate in all material respects. The other information contained therein is, to the best of Seller's knowledge, accurate in all material respects. Notwithstanding the foregoing, it is understood that in the event of any discrepancies between the Inventory Report and the program contracts listed in Schedule 2.19, the program contracts shall govern the Station's relationship with the other parties to the program contracts.


         2.20.     STATUS OF CONTRACTS

         Seller has delivered to Buyer true and complete copies of all written contracts, and true and complete memoranda of all oral contracts (including any amendments and other modifications to such contracts), if any. To the best of Seller's knowledge, all of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms (subject in each case to bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally). To the best of Seller's knowledge, there is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Seller has not been advised by any third party to any Assumed Contract that it intends to terminate such Assumed Contract or amend the terms thereof prior to the end of the current term, or that it intends to refuse to renew any such Assumed Contract which is automatically renewable upon expiration of its current term. Except for the need to obtain the consents listed in Schedule 2.2, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and subject to obtaining any required third party consent to the assignment thereof, such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         2.21.    NO VIOLATION, LITIGATION OR REGULATORY ACTION

                  Except as set forth in Schedule 2.21:

                  (a) Seller has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Purchased Assets or the Station;

                  (b) There are no actions, suits or proceedings pending or, to the best of Seller's knowledge, threatened against Seller in respect of the Purchased Assets or the Station; and

                  (c) To the best of Seller's knowledge, there are no claims or investigations pending or threatened against Seller in respect of the Purchased Assets or the Station; and

                  (d) There is no action, suit or proceeding pending or, to the best knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

         2.22.    INSURANCE

                  Schedule 2.22 contains a list of all insurance policies of Seller that insure any part of the Purchased Assets or the business of the Station. Such policies insure against such risks and losses as are in the judgment of Seller, prudent for the Purchased Assets and the Station. All such policies are currently in full force and effect, and Seller shall keep such insurance policies in full force and effect through the Closing Date.

         2.23.    ENVIRONMENTAL PROTECTION

                  Except as set forth in Schedule 2.23, to the best of Seller's knowledge:

                  (a) Neither the Station nor any of its present properties, assets or operation, are subject to any order from or agreement with any governmental authority, regulatory body or private party respecting (i) any environmental, health or safety Requirements of Law, (ii) any Remedial Action or
(iii) any Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment;

                  (b) There is not now, nor has there ever been on or in the Purchased Assets:

                      (i) any Release of any Contaminant on, in, under or from
                  such properties;

                     (ii) any underground storage tanks or surface impoundments;

                     (iii) any asbestos containing material; or

                     (iv) any polychlorinated biphenyls (PCBs) used in
                  hydraulic oils, electrical transformers or other equipment;

                  (c) Seller has not received in respect of the Purchased Assets or the Station any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment and Seller is unaware of any fact that would support a charge that it is so liable or that it has not complied with applicable Requirements of Law; or

                  (d) None of the Purchased Assets or operations of the Station is the subject of any investigation by any governmental authority or regulatory body evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment nor, is any such investigation threatened.

         2.24.    BOOKS AND RECORDS

                  The books and records of Seller relating to the Station have been maintained in accordance with applicable legal, regulatory and accounting requirements, reflect only valid transactions, are complete and correct and accurately reflect the basis for the financial position and results of operations of the Station.

         2.25.    GOVERNMENTAL REPORTS

                  All notices, reports, forms and other statements required to be filed by Seller with the FCC or with any other governmental authority relating to the Station have been filed and complied with in all material respects and are complete and correct in all material respects as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Authorizations.

         2.26.    NO FINDER

                  Except for Merrill Lynch & Co., neither Seller nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         2.27.    TRANSACTIONS WITH AFFILIATES

                  Seller has not been involved in any business arrangement or relationship relating to the Station with The Oklahoma Publishing Company, and, except for customary general, administrative and corporate headquarter type services (such as accounting, audit, benefits and legal services) provided by Seller's Affiliates, with any Affiliate of Seller. Neither the Oklahoma Publishing Company nor any Affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Station.

         2.28.    FULL DISCLOSURE

                  No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or knowingly will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.



                                       3.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

         3.1.     ORGANIZATION OF BUYER

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, will be qualified to do business in the State of Washington on or before the Closing Date, and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

         3.2.     AUTHORITY OF BUYER


                  (a) Buyer has the corporate power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the "Buyer Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

                  (b) The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary corporate action on behalf of Buyer's Board of Directors and do not require any further authorization or consent of Buyer or its stockholder(s). This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto, will be the legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement by Buyer or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:

                         (i) Conflict with, result in a breach of the terms,
                    conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, the charter or by-laws of Buyer or any material agreement or any judgment, order, award or decree to which Buyer is a party or any of its properties is subject or by which Buyer is bound; or

                         (ii) Require the approval, consent, authorization or
                    act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, except for such of the foregoing as are necessary pursuant to the Improvements Act or the Communications Act.

         3.3.     NO FINDER

                  Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         3.4.     STATUS OF BUYER

                  Buyer is now and on the Closing Date will be legally and financially qualified to purchase, own, operate and control the Station pursuant to the Communications Act, and the rules, regulations and policies of the FCC. To the best of Buyer's knowledge, Buyer is qualified, under existing law and the existing rules, regulations, written policies and procedures of the FCC, to acquire the FCC Authorizations and to own and operate the Station. Buyer shall not knowingly and willingly take any action which would cause the FCC or any other governmental authority to institute proceedings against Buyer with respect to Buyer's legal qualifications to become the licensee of the Station or knowingly take any other action which would result in Buyer being in noncompliance in any material respect with the ownership requirements of the Communications Act, or the rules and regulations and written policies of the FCC (or any other governmental authority having jurisdiction) which would impair Buyer's qualification to be the assignee of the FCC Authorizations.

         3.5.     FULL DISCLOSURE

                  No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or knowingly will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.



                                       4.

                        ACTION PRIOR TO THE CLOSING DATE

         The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

         4.1.     INVESTIGATION OF THE BUSINESS BY BUYER

                  Seller shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon not less than 24-hours prior notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Station to the extent Buyer shall reasonably deem necessary and or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets and the operations of the Station as Buyer shall reasonably deem necessary. Buyer agrees that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Station. Any investigation by or on behalf of any party shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         4.2.     PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES

                  Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article 2 or 3 of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been listed in Schedule 2.21 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

         4.3.     FCC CONSENT; IMPROVEMENTS ACT APPROVAL; OTHER CONSENTS AND
                  APPROVALS

                  (a) As promptly as practicable after the date hereof but in any event no later than twenty (20) days thereafter, Buyer and Seller shall file with the FCC applications requesting its consent to the assignment of the FCC Authorizations (and any extensions or renewals thereof) to Buyer from Seller. Buyer and Seller will cooperate in the preparation of such applications (including the furnishing to each other of copies of such application prior to filing) and will diligently take, or cooperate in the taking of, all necessary, desirable and proper steps, provide any additional information reasonably required and otherwise use their best efforts to obtain promptly the requested consent and approval of the FCC. Any fees assessed by the FCC incident to the filing or grant of such applications shall be borne equally by Seller and Buyer, with each party responsible for one-half of any such fees so assessed. Seller and Buyer shall make available to the other, promptly after the filing thereof, copies of all reports filed on or prior to the Closing Date with the FCC by Seller or Buyer, as the case may be, in respect of the Station. Buyer agrees not to take or fail to take any action which would adversely affect Buyer's legal qualifications to purchase, own, operate or control the Station pursuant to the Communications Act, and the rules, regulations and policies of the FCC.

                  (b) As promptly as practicable after the date hereof but in no event no later than twenty (20) days thereafter, Buyer and Seller shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed by such commission or department under the Improvements Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each of Buyer and Seller covenants to file as promptly as practicable such additional information as may be requested to be filed by such commission or department. Each of Buyer and Seller warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the Improvements Act and any such rules and regulations. Each party shall pay one-half of the filing fees payable under the Improvements Act in connection with the notifications and information described in this Section 4.3(b).

                  (c) Seller shall use its best efforts promptly to obtain all consents from parties to the Assumed Contracts and all consents or permits from governmental authorities, which are required by the terms thereof or this Agreement for the due and punctual consummation of the transactions contemplated by this Agreement without (i) any change in the terms or conditions of any Assumed Contract as in effect on the date of this Agreement, or (ii) the payment of any fee or other monetary consideration by Buyer to third parties to Assumed Contracts. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the consents and the estoppel certificates listed in Schedule
2.2 and of any conditions proposed or requested for any of such consents. To the extent necessary or required, Buyer shall cooperate with Seller in obtaining such consents and estoppel certificates, provided, however, that Buyer shall not be required to agree to any change in the terms of any Assumed Contract or to pay any fee or other consideration to a third party to obtain any consent or estoppel certificate. Buyer's cooperation shall include, without limitation, signing and delivering consent forms which may be provided by third parties to such Assumed Contracts pursuant to which, Buyer shall agree to assume and perform such Assumed Contracts on and after the Closing Date. Seller shall also cooperate with and assist Buyer and its authorized representatives in order to provide, to the extent reasonably requested by Buyer, an efficient transfer of control and management of the Station and to avoid any undue interruption in the activities and operations of the Station following the Closing Date.

                  (d) In the event that Seller is unable to obtain a necessary consent from a third party to the assignment of an Assumed Contract to Buyer by the Closing Date ("Consent-Pending Contract"), Seller shall so advise Buyer, and Buyer shall designate in writing which, if any, of the Consent-Pending Contracts it wishes to receive the benefits of and perform on and after the Closing Date. Such Consent-Pending Contracts will be treated as Assumed Contracts for the purposes of this Agreement and Buyer will be responsible for and will timely perform the financial obligations under such Consent-Pending Contracts to the extent arising on and after the Closing Date. Seller shall not assign any such Consent-Pending Contract to Buyer unless and until the consent from the third party to such Consent-Pending Contract is actually received. Buyer and Seller shall cooperate with one another to provide to Buyer the benefits of such Consent-Pending Contract until such time of the actual assignment thereof by Seller to Buyer following receipt of the necessary third-party consent.

                  (e) If any of Contract Nos. 4, 5, 15, 24, 34, 56, 82, 102, 103
and 130, listed on Schedule 2.19, should become a Consent-Pending Contract, and consent to the assignment to Buyer has not been obtained from the third party to any such contract by the earlier of (i) the date Buyer determines it is unable to enjoy the benefit of any such contract without the assignment thereof or (ii) the date one hundred and eighty (180) days after the Closing Date, Seller shall indemnify Buyer with respect to all Loss and Expense resulting from the non-assignment of such contract.

                  (f) If Buyer does not so elect to receive the benefits of a Consent-Pending Contract, it shall not be responsible for the performance thereof and such contract shall not be treated as an Assumed Contract if and until the necessary third-party consent to the assignment thereof by Seller to Buyer is received as described in the following sentence. If within one hundred eighty (180) days after the Closing Date, any necessary third-party consent shall be received by Seller, such Consent-Pending Contract shall be assigned to and assumed by Buyer effective as of the date of the third party's consent to the assignment thereof. In the event that within one hundred eighty (180) days after the Closing Date any necessary third-party consent shall not be received by Seller, such Consent-Pending Contract shall not be assigned to Buyer (unless Buyer shall request in writing otherwise) and shall be treated as a contract not to be assumed by Buyer, and Seller shall remain responsible for such Consent-Pending Contract.


         4.4.     OPERATIONS PRIOR TO THE CLOSING DATE

                  (a) Except as approved by Buyer pursuant to Section 4.4(b) below, Seller shall operate and carry on the business of the Station only in the ordinary course consistent with past practices. Consistent with the foregoing, Seller shall retain ownership of and maintain the Purchased Assets in good operating condition and repair (wear and tear in ordinary usage excepted), and shall use its best efforts consistent with good business practice to retain the Station's libraries of films and other programming, to maintain the business organization of the Station intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Station.

                  (b) Notwithstanding Section 4.4(a), except as expressly contemplated by this Agreement, except as set forth in Schedule 4.4(b) or except with the express prior written approval of Buyer, Seller shall not, in respect of the Station:

                         (i) make any material change in the operations of the
                    Station;

                         (ii) make any capital expenditure, or enter into any
                    contract or commitment therefor, in excess of $10,000 in the aggregate;

                         (iii) enter into any contract, agreement, undertaking
                    or commitment (or any extension or renewal thereof) which would have been required to be set forth in Schedule 2.19 if in effect on the date hereof, other than leases, contracts or other agreements that are entered into by Seller in the ordinary course of business or that do not give rise to a liability in excess of Fifty Thousand Dollars ($50,000) in the aggregate annually;

                         (iv) amend or consent to the amendment of any contract,
                    agreement, undertaking or commitment listed in Schedule 2.19, the effect of which is to cause the terms of such contract, agreement, undertaking or commitment to be materially less favorable to Seller or Buyer than prior to such amendment or consent to amendment;

                         (v) sell, lease, transfer or otherwise dispose of or
                    mortgage or pledge, or impose any Encumbrance on, any of the Purchased Assets, other than (A) Tangible Personal Property having a value, in the aggregate, of less than Ten Thousand Dollars ($10,000) sold or otherwise disposed of or consumed in the ordinary course of the business consistent with past practice, (B) minor amounts of Tangible Personal Property having a value, in the aggregate, of less than Ten Thousand Dollars ($10,000) which are replaced due to defect or obsolescence with Tangible Personal Property of substantially the same nature or equal or greater quality in the ordinary course of the business consistent with past practice and the provisions of this Section 4.4 and (C) Permitted Encumbrances;

                         (vi) create, incur, guarantee or assume, or agree to
                    create, incur, guarantee or assume, any indebtedness for borrowed money in respect of the Station or enter into any capitalized leases;

                         (vii) make any change in the compensation of the
                    employees of the Station, other than changes made in accordance with existing agreements and normal compensation practices;

                         (viii) make any change in the accounting policies
                    applied in the preparation of the financial statements contained in Schedule 2.3;

                         (ix) cancel or agree to cancel without fair
                    consideration therefor any debts owed to or claims held by Seller in respect of the Station (including the settlement of any claims or litigation which could have a material adverse effect on the operation or future prospects of the Station);

                         (x) accelerate collection of any notes or accounts
                    receivable generated by the Station to a date prior to the date such collection would have occurred in the ordinary course of business consistent with past practice;

                         (xi) delay payment of any account payable or other
                    liability of the Station beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

                         (xii) institute any increase in any profit sharing,
                    bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of the Station other than (A) as required by law, and (B) changes made in accordance with normal practices that are not, in the aggregate, material in amount or effect, or changes which affect Seller's employees on a company-wide basis; or

                         (xii) cause or permit, by any act or failure to act,
                    any of the Governmental Permits to expire or to be revoked, suspended, or modified, or take any action that would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Governmental Permits.


         4.5.     PUBLIC ANNOUNCEMENT

                  Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the parties hereby acknowledge and agree that communications between and among employees of Buyer and Seller and their attorneys, representatives and agents necessary to consummate the transactions contemplated hereby shall not be deemed a public announcement for purposes of this Section
4.5. Upon the execution and delivery of this Agreement, Seller and Buyer will cooperate in respect of the issuance of a mutually acceptable press release relating to the transactions contemplated by this Agreement.

         4.6.     INTERIM FINANCIAL STATEMENTS

                  Seller shall promptly deliver to Buyer copies of any monthly, quarterly or annual financial statements relating solely to the Station that may be prepared by it during the period from the date hereof through the Closing Date. Such financial statements shall fairly present the financial position and results of operations of the Station as at the dates and for the periods indicated, and shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements included in Schedule 2.3 were prepared.

         4.7.     COMPLIANCE WITH LAWS

                  Neither Seller nor Buyer shall take any action in respect of the Purchased Assets or the operations, employees or business of the Station which violates, in any material respect, any law, regulation, rule, writ, injunction, ordinance, franchise, decree or order of any court or of any foreign, federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality applicable to the Purchased Assets or the operations, employees or business of the Station.

         4.8.     FINANCING AND CAPITAL LEASES.

                  Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases, if any, with respect to any of the Purchased Assets and obtain good title to the Purchased Assets leased by Seller pursuant to those leases so that those Purchased Assets shall be transferred to Buyer at Closing free of any interest of the lessors; it being understood and agreed that the leases described as items 2.B and 2.C in Schedule
2.12 are not considered to be capital or financing leases.

         4.9.     NO INCONSISTENT ACTION.

                  Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.


                                       5.

                             ADDITIONAL AGREEMENTS

         5.1.     SALES, USE AND TRANSFER TAXES; TITLE INSURANCE

                  Any sales, use or other transfer taxes payable by reason of transfer and conveyance of the Purchased Assets or the Station hereunder and any documentary stamps or transfer taxes payable by reason of the real estate or interests therein included in the Purchased Assets shall be paid one-half by Seller and one-half by Buyer. The costs of the commitments for title insurance and surveys described in

Section 5.7 shall be paid by Buyer. Seller shall cooperate with and provide its reasonable assistance to Buyer in obtaining elimination of or extended coverage over standard exceptions contained in such title insurance policies.

         5.2.     DISCHARGE OF LIABILITIES OF STATION

                  Seller covenants and agrees that it will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller in respect of the Station or the Purchased Assets arising from events occurring prior to the Closing Date.

         5.3.     EMPLOYEES; EMPLOYEE BENEFIT PLANS

                  (a) As far in advance of the Closing Date as possible, Buyer shall furnish Seller with a schedule identifying each employee of Seller listed on Schedule 2.17 that Buyer does not intend to offer employment to as of Closing. Severance pay for certain of Station's employees hired by Buyer shall be treated in the manner set forth in Schedule 2.19.

                  (b) As of the Closing Date, Seller shall terminate the employment of all of the Station's employees, except for any of those it plans to continue to employ in locations other than at the Station. Except to the extent otherwise provided in this Agreement, Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any of the terminated employees through the Closing on account of termination, including any wages, salaries, severance benefits, accrued vacation, payments under any employment, incentive, compensation or bonus agreements, benefits under any employee benefit agreement, plan or arrangement, except to the extent that such discharge may be prohibited by applicable law. In addition, to the extent required by law, Seller shall retain full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is terminated by Seller and who is covered by a "group health plan" sponsored or contributed to by Seller and who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the Closing Date. "Continuation coverage," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. Seller shall hold Buyer and any entity required to be combined with Buyer (within the meaning of Section 414(b), (c), (m) or (o) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to continuation coverage for terminated employees not hired by Buyer or, if hired by Buyer, do not elect to be covered under Buyer's plans, and arise as a result of any action or omission by Seller. Between the date hereof and the Closing Date Buyer and Seller shall negotiate in good faith the transfer of 401K plan assets of employees of Station who enter the employment of Buyer from Seller's 401K plan to Buyer's 401K plan, and, if Buyer and

Seller agree to make such transfer, this Agreement shall be amended to reflect such arrangement.

                  (c) Buyer shall offer health insurance coverage, on terms and conditions determined by Buyer, to all of the employees of the Station employed by Buyer on a basis of (thirty) 30 or more hours per week. For purposes of providing such coverage, Buyer shall waive all preexisting condition limitations for all such employees who are covered by Seller's health care plan as of the Closing Date (other than known preexisting conditions that were excluded by Seller's health care plan) and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all payments made by such employees toward deductible, co-payment and out-of-pocket limits under Buyer's health care plans for the plan year that includes the Closing Date.

                  (d) Seller shall retain, pay, perform and indemnify and hold Buyer harmless from and against all liabilities under any employee benefit plans which are employee welfare benefit plans (within the meaning of ERISA) for all claims incurred through the Closing Date, which claims arise out of any "Incident" occurring prior to the Closing Date, whether or not such claims are submitted for payment or reimbursement on or before the Closing Date. For the purposes hereof, the term "Incident" means and includes, without limitation, death, accident, disease, injury, unemployment, dental care, illness and disability.

                  (e) Notwithstanding the foregoing provisions of this Section 5.3, nothing contained in this Agreement shall be construed to create any obligation on the part of Buyer to employ or retain any employees of the Station on or after the Closing Date.

         5.4.     SELLER TO CONTROL OPERATIONS PRIOR TO CLOSING DATE

                  At all times commencing on the date hereof and ending on the Closing Date, the operation, management, control and supervision of all programs, equipment, operations and other activities of the Station shall be the sole responsibility and shall remain within the complete control and discretion, of Seller. Neither Buyer nor any of its employees, agents or representatives, directly or indirectly, shall (or have any right to) control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise any of the management or operations of the Station.

         5.5.     ACQUISITION PROPOSALS

                  After the date hereof, provided there has been no material uncured breach or default by Buyer under this Agreement, Seller shall not (nor will it permit any of its officers, directors, agents or Affiliates, or any custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Seller or of all or any portion of its property, to), directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposals from, engage or participate in any negotiations or substantive discussions with, provide any confidential information or data to, or enter into (or authorize) any agreement or agreement in principle with any person (other than Buyer and its Affiliates), or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or any part of the Station or the Purchased Assets whether by merger, purchase of assets or otherwise.

         5.6.     COPYRIGHT ROYALTY TRIBUNAL PAYMENTS

                  Buyer agrees promptly upon receipt to remit to Seller any payments received by Buyer as a Copyright Royalty Tribunal payment attributable to Seller's ownership and operation of the Station prior to the Closing Date.

         5.7.     ENVIRONMENTAL AUDIT REPORT; TITLE INSURANCE COMMITMENT

                  (a) Buyer shall cause to be undertaken within thirty (30) days after the date hereof, with respect to each parcel of Real Property identified in Schedule 2.9, an environmental audit report prepared at Buyer's cost by EnecoTech, or another nationally or regionally recognized environmental consultant selected by Buyer (the name of which shall be provided to Seller by Buyer reasonably in advance of its selection by Buyer), in order to confirm whether, with respect to such parcel of Real Property, there has been any discharge or release of noise, pollutants, contaminants or hazardous or toxic substances or wastes into ambient air, water or land, or other manufacturing, processing, distribution, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants or hazardous or toxic substances or wastes ("Environmental Hazard"). Buyer shall deliver a copy of such report to Seller promptly after its receipt by Buyer.

                  (b) Subject to Buyer's rights under Section 6.7 hereof,
(i) Seller shall use its best efforts to remediate to the extent reasonably possible prior to the Closing Date the wetlands area adjacent to the Tacoma studio in accord with the Report and Decision of the City of Tacoma issued on May 18, 1995 ("Wetlands Remediation") and any Environmental Hazard, in the report of such environmental consultant which constitutes a violation of federal, state or local law, rule or regulation with respect to sites which are used for the same kinds of purposes for which Seller is currently using the site, (ii) in the event that Seller is unable to complete the Wetlands Remediation or the remediation of such an Environmental Hazard on or prior to the Closing Date it shall indemnify Buyer from and against any Loss or Expense estimated to be incurred by Buyer in order to complete such remedial action following the Closing Date, and (iii) in the event that Buyer and Seller are unable to agree upon the reasonable cost of completing such remediation, the matter shall be submitted to a nationally recognized environmental consultant selected by Buyer and Seller whose decisions shall be final and binding upon the parties.

                  (c) Buyer shall cause to be prepared within thirty (30) days after the date hereof, with respect to each parcel of Real Property described in
Schedule 2.9, (i)
a commitment for the issuance of an ALTA Form B-1970 owner's title insurance policy subject to any standard exceptions, and/or such other exceptions with respect to which the insurer shall provide extended or standard affirmative coverage, written by a title insurance company of national or regional standing selected by Buyer in an amount satisfactory to Buyer and providing that, upon the satisfaction of the conditions specified therein, Buyer will have good and marketable title thereto, free and clear of Encumbrances, except Permitted Encumbrances, and (ii) survey(s) dated (or updated) as of a recent date with respect to each such parcel acceptable such that such title insurance company takes no exception, or affirmatively insures over any exceptions, for matters of survey. Buyer shall deliver copies of such title insurance commitment and surveys to Seller promptly after Buyer's receipt thereof.

         5.8.     SALES TAX FILINGS

                  Prior to Closing, Seller shall continue to file Washington sales tax returns with respect to the Station in accordance with Seller's past practices and shall concurrently deliver copies of all such returns to Buyer.

         5.9.     ACCOUNTS RECEIVABLE

                  (a) At the Closing, Seller shall designate Buyer as its agent solely for purposes of collecting the Accounts Receivable existing as of the Closing Date. Seller shall deliver to Buyer, on or prior to the Closing Date, a complete and detailed statement of the Accounts Receivable. Buyer shall make reasonable best efforts to collect the Accounts Receivable during the "Collection Period," which shall be the period beginning on the Closing Date and ending on the last day of the fourth calendar month following the Closing Date. All amounts received from accounts with respect to which Buyer continues to sell advertising time on the Station, or otherwise maintains a business relationship, on and after the Closing Date shall be applied first to the payment in full of any outstanding Account Receivable balance for such account, except that any such amounts collected by Buyer from an advertiser who is also indebted to Buyer may be applied to Buyer's account where (i) Seller received a written notice of dispute from such advertiser with respect to the account prior to the Closing or Buyer receives a written notice of dispute from such advertiser with respect to the Account within three (3) days after payment is due by such advertiser for an account billed after the Closing, (ii) such dispute is a bona fide dispute between Seller and the advertiser, (iii) the advertiser specifies that the payment is to be applied to Buyer's account, and (iv) such specification by the advertiser was not made by the advertiser as a result of the actions of Buyer. Buyer shall not be obligated to use any extraordinary efforts to collect any of the Accounts Receivable or to refer any of the Accounts Receivable to a collection agency or to an attorney for collection. Buyer shall incur no liability to Seller for any uncollected Accounts Receivable. During the Collection Period, neither Seller nor its agents shall make any direct solicitation of any of the Accounts Receivable for collection purposes.

                  (b) Buyer shall deposit on a monthly basis into an account identified by Seller at the time of Closing the amounts collected during the Collection Period with respect to the Accounts Receivable. On or before the fifth day following the end of each calendar month in the Collection Period, Buyer shall furnish Seller with a list of the amounts collected during such calendar month with respect to the Accounts Receivable. Seller shall be entitled to inspect and/or audit the records maintained by Buyer pursuant to this Section
5.9 from time to time, upon reasonable advance notice. On or before the fifth day following the end of each calendar month in the Collection Period, Buyer shall furnish Seller with a list of, and pay over to Seller, the amounts collected during such calendar month with respect to the Accounts Receivable.

                  (c) Following the expiration of the Collection Period, Buyer shall have no further obligations under this Section 5.9, except that Buyer shall immediately pay over to Seller any amounts subsequently paid to it with respect to any Accounts Receivable. Following the Collection Period, Seller may pursue collections of all Accounts Receivable.



                                       6.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         6.1.     NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES

                  There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 4.4 of this Agreement.

         6.2.     NECESSARY ACTION

                  Seller shall have taken all action necessary to approve the transactions contemplated by this Agreement.

         6.3.     NO RESTRAINT OR LITIGATION

                  (a) Any applicable waiting period under the Improvements Act shall have expired or have been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, no statute, rule, regulation or executive order shall have been promulgated or enacted by a government authority and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

                  (b) Except as set forth in or contemplated by Schedule 2.21, there shall be no lawsuits, claims, suits, proceedings or investigations pending against Seller which would, individually or in the aggregate, have a material adverse effect on the Purchased Assets or the Station or on Buyer's ability to operate the Station.

                  (c) Except as set forth in or contemplated by Schedule 2.21, there shall be no action, suit or proceeding pending which questions the legality or propriety of the transactions contemplated hereby.

         6.4.     FCC FINAL ORDER

                  The FCC Consent shall have been granted, without any condition or qualification which is materially adverse to Buyer or to the operations of the Station, and shall have become a Final Order.

         6.5.     REQUIRED CONSENTS

                  Seller shall have obtained the consents and estoppel certificates, in form and substance reasonably satisfactory to Buyer designated as material on Schedule 2.2.

         6.6.     NO MATERIAL ADVERSE CHANGE

                  Except as set forth in Schedule 2.4(A), since the date of this Agreement, there shall have been no damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking which materially adversely affects the Purchased Assets, the Station or the business of the Station in each case taken as a whole.

         6.7.     ENVIRONMENTAL AUDIT

                  The environmental audit report prepared pursuant to Section 5.7(a) shall have confirmed that there has been no Environmental Hazard constituting a violation of any federal, state or local laws, rule or regulation with respect to sites which are used for the same kinds of purposes for which Seller is currently using the Real Property, or in the event that such an Environmental Hazard has been disclosed, Seller shall have remediated such Environmental Hazard, or Seller shall have agreed to pay or reimburse Buyer for the reasonable estimated costs and expenses thereof and such Environmental Hazard shall be capable of being remediated

         6.8.     CLOSING DELIVERIES

                  Seller shall have made or stand willing to make all the deliveries set forth in Section 1.6.


                                       7.

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:

         7.1.     NO MISREPRESENTATION OF BREACH OF COVENANTS AND WARRANTIES

                  There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement.

         7.2.     CORPORATE ACTION

                  Buyer shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement.


         7.3.     NO RESTRAINT

                  (a) Any applicable waiting period under the Improvements Act shall have expired or been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, no statute, rule, regulation or executive order shall have been promulgated or enacted by a government authority and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

                  (b) Except as set forth in or contemplated by Schedule 2.21, there shall be no action, suit or proceeding pending which questions the legality or propriety of the transactions contemplated hereby.

         7.4.     FCC CONSENT

                  (a) The FCC Consent shall have been granted and become effective, without any condition or qualification which is materially adverse to Seller.

         7.5.     CLOSING DELIVERIES

                  Buyer shall have made or stand willing to make all the deliveries set forth in Section 1.7



                                       8.

                                INDEMNIFICATION

         8.1.     INDEMNIFICATION BY SELLER

                  Seller agrees to indemnify and hold harmless Buyer from and against any and all (a) liabilities, losses, costs or damages ("Loss") and (b) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by Buyer in connection with or arising from:

                         (i) any breach by Seller of, or any other failure of
                    Seller to perform, any of its covenants, agreements or obligations in this Agreement or in any agreement or instrument contemplated hereby;

                         (ii) any breach of any warranty or the inaccuracy of
                    any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto;

                         (iii) the failure of Seller to perform any obligation
                    of Seller or the Station not assumed by Buyer pursuant to this Agreement; or

                         (iv) (A) the occupancy, operation, use or control of
                    any of the Real Property prior to the Closing Date or (B) the operation of the Station prior to the Closing Date, in each case incurred or imposed as a requirement of or in connection with the compliance with any environmental, health or safety Requirement of Law, including, without limitation, any Release or storage of any Contaminant on, at or from (1) any Real Property (including, without limitation, all facilities, improvements, structures, and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, under or in such real property or (2) any Real Property or facility owned by a third party at which Contaminants generated by the Station were sent prior to the Closing Date;

provided, however, that Seller shall not be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Buyer until the aggregate amount of such Loss and Expense exceeds One Hundred Sixty Thousand Dollars ($160,000), provided, however, that if such amount exceeds One Hundred Sixty Thousand Dollars ($160,000), Seller shall be liable to Buyer for the entirety of the amount claimed and not just that portion in excess of One Hundred Sixty Thousand Dollars ($160,000) and, provided, further, that the aggregate amount that Seller shall be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Buyer shall not exceed the Purchase Price. The indemnification provided for in this Section 8.1 shall terminate on the first anniversary of the Closing Date (and no claims shall be made by Buyer under this Section 8.1 thereafter), except that the indemnification by Seller shall continue in any event as to:

                         (A) any breach of any warranty or the inaccuracy of any
                    representation of Seller contained or referred to in Sections 2.2, 2.16 or 2.23, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations;

                         (B) the covenants of Seller set forth in Sections 5.1,
                    5.2, 5.3, 10.2 or 10.10, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations;

                         (C) any Loss or Expense incurred by Buyer in connection
                    with or arising out of the failure of Seller to perform any obligation of Seller or the Station not assumed by Buyer pursuant to this Agreement, as to which no time limitation shall apply;

                         (D) any Loss or Expense incurred by Buyer as a result
                    of any third-party claim, action suit or proceeding (including any claim, action, suit or proceeding by or before any foreign, federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality) which arises out of or relates to the operation of the Station or the ownership of the Purchased Assets or the Station prior to the Closing Date, as to which no time limitation shall apply other than the full period of any applicable statute of limitations;

                         (E) any Loss or Expense incurred by Buyer in connection
                    with or arising from the matters described in clause (iv) of this

                    Section 8.1, as to which no time limitation shall apply other than the full period of any applicable statute of limitations; and

                         (F) any Loss or Expense of which Buyer has notified
                    Seller in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this
                    Article 8, and Seller shall have reimbursed Buyer for the full amount of such Loss and Expense in accordance with this
                    Article 8.

         8.2.     INDEMNIFICATION BY BUYER

                  Buyer agrees to indemnify and hold harmless Seller from and against any and all Loss and Expense incurred by Seller in connection with or arising from:

                    (a) any breach by Buyer of, or other failure of Buyer to
               perform, any of its covenants, agreements or obligations in this Agreement or any Buyer Ancillary Agreement;

                    (b) any breach of any warranty or the inaccuracy of any
               representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto; or

                    (c) the failure of Buyer to perform any obligation arising on or after the Closing Date in respect of the ownership and operation of the Station by Buyer on and after the Closing Date;

provided, however, that, except with respect to the treatment of the Escrow Deposit as Seller's liquidated damages for certain of Buyer's defaults under
Section 9.2 hereof, Buyer shall not be required to indemnify and hold harmless pursuant to clause (b) above with respect to Loss and Expense incurred by Seller until the aggregate amount of such Loss and Expense exceeds One Hundred Sixty Thousand Dollars ($160,000), provided, however, that if such amount exceeds One Hundred Sixty Thousand Dollars ($160,000), Buyer shall be liable to Seller for the entirety of the amount claimed and not just that portion in excess of One Hundred Sixty Thousand Dollars ($160,000), and provided further, that the aggregate amount that Buyer shall be required to indemnify and hold harmless pursuant to clause (b) shall not exceed the Purchase Price. The indemnification provided for in this Section 8.2 shall terminate on the first anniversary of the Closing Date (and no claims shall be made by Seller under this Section 8.2 thereafter), except that the indemnification by Buyer shall continue in any event as to:

                    (i) any breach of any warranty or the inaccuracy of any
               representation of Buyer contained or referred to in Section 3.2 and the covenants of Buyer set forth in Sections 5.1, 10.2 or 10.10, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations;

               (ii) any Loss or Expense incurred by Seller in connection with or arising out of the failure of Buyer to perform any obligation arising on and after the Closing Date as to which no time limitation shall apply other than the full period of any applicable statute of limitations; and

               (iii) any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article 8, and Buyer shall have reimbursed Seller for the full amount of such Loss and Expense in accordance with this Article 8.

         8.3.      NOTICE OF CLAIMS

                  (a) If Buyer or Seller believes that it has suffered or incurred any Loss or incurred any Expense, Buyer or Seller shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred.

                  (b) If any action at law or suit in equity is instituted by or against a third party with respect to which Buyer or Seller intends to claim any liability or expense as Loss or Expense under this Article 8, Buyer or Seller, as the case may be, shall promptly notify the indemnifying party of such action or suit. The failure of any party to give any notice required by this Section
8.3 shall not affect any of such party's rights under this Article 8 except to the extent such failure is actually prejudicial to the rights or obligations of the other party.

                  (c) The amount to which an indemnified person shall be entitled under this Article 8 shall be determined: (i) by written agreement between Seller and Buyer, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which Seller and Buyer shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been finally determined. The indemnified party shall have the burden of proof in establishing the amount of the Loss and Expense suffered by it.

         8.4.     THIRD PARTY CLAIMS

                  (a) Subject to paragraph (b) of this Section 8.4, the party indemnified under this Article 8 shall have the right to conduct and control, through counsel of its choosing, any third party claim, action or suit, and the party indemnified may compromise or settle the same, provided that the indemnified party shall give the indemnifying party advance notice of any proposed compromise or settlement. The indemnified party shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Subject to paragraph (b) of this Section 8.4, any compromise or settlement with respect to a claim for money damages effected after the indemnifying party by notice to the indemnified party shall have disapproved such compromise or settlement shall discharge the indemnifying party from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this
Article 8.

     If the remedy sought in any action or suit referred to in paragraph (a) of this Section 8.4 is solely money damages and will have no continuing effect on the business of the indemnified party, the indemnifying party shall have 15 business days after receipt of the notice referred to in Section 8.3 (a) to notify the indemnified party that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, the indemnified party shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its exclusive discretion, and the indemnifying party shall, upon request from the indemnified party, promptly pay to the indemnified party in accordance with the other terms of this Article 8 the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided that (x) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of the indemnified party; (y) the indemnifying party shall permit the indemnified party to participate in such conduct or settlement through counsel chosen by the indemnified party, but the fees and expenses of such counsel shall be borne by the indemnified party except as provided in clause (z) below; and (z) the indemnifying party shall agree promptly to reimburse to the extent required under this Article 8 the indemnified party for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified party, except fees and expenses of counsel for the indemnified party incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such action or suit, provided that in such event the indemnified party shall waive any right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article 8.


                                       9.

                         TERMINATION AND ESCROW DEPOSIT

         9.1.     TERMINATION

                  Notwithstanding anything contained in this Agreement to the contrary, subject to clauses (c) and (d) below, this Agreement may be terminated at any time prior to the Closing: (a) by the mutual consent of Buyer and of Seller; (b) by Buyer in the event of a material breach by Seller of any of its agreements, representations or warranties contained in this Agreement or if any of Seller's representations or warranties contained in this Agreement shall have been inaccurate in any material respect when made and such material breach or inaccuracy shall not have been cured by Seller within forty-five (45) days of receipt of written notice from Buyer of such breach or inaccuracy; provided, however, that this notice and right to cure shall not apply to Seller's obligations to consummate this Agreement on the Closing Date if all of the conditions in Article 7 have been satisfied or waived; (c) by Seller in the event of a material breach by Buyer of any of its agreements, representations or warranties contained in this Agreement or if any of Buyer's representations or warranties contained in this Agreement shall have been inaccurate in any material respect when made and such material breach or inaccuracy shall not have been cured by Buyer within forty-five (45) days of receipt of written notice from Seller of such breach or inaccuracy; provided, however, that this notice and right to cure shall not apply to Buyer's obligations to consummate this Agreement on the Closing Date if all of the conditions in Article 6 have been satisfied or waived; or (d) by Buyer or Seller if the Closing shall not have occurred on or before the earlier of (i) ten (10) business days following the occurrence of the FCC Final Order, or (ii) if the FCC Final Order shall not have occurred on or before (A) August 31, 1997, if the assignment application for FCC Consent is uncontested, or (B) December 31, 1997, in the event that said assignment application is contested, or (iii) such later date as may be mutually agreed to by Buyer and Seller.

         9.2.     ESCROW DEPOSIT

                  (a) Buyer acknowledges and agrees that, in light of the transactions provided for in this Agreement, Seller's actual damages are impossible to calculate with any precision. Accordingly, in the event that this Agreement is terminated by Seller pursuant to clause (c) of Section 9.1 solely as a result of Buyer's material uncured breach of its warranties, representations, obligations and agreements in a manner which would prevent Buyer from consummating the Closing pursuant to this Agreement, or in the event that Buyer fails or refuses to consummate the Closing of this Agreement on the Closing Date, provided that each of the conditions precedent to Buyer's obligations set forth in Article 6 have been satisfied and/or the failure to have satisfied any such conditions results solely from Buyer's actions or omissions, then, upon written notice to Buyer, Seller shall have the right to retain the Escrow Deposit and accrued interest thereon as Seller's liquidated damages and sole and exclusive remedy.

         9.3.     SPECIFIC PERFORMANCE

                  The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.



                                       10.

                               GENERAL PROVISIONS

         10.1.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

                  All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article 8, the representations and warranties contained in Articles 2 and 3 of this Agreement (other than the representations and warranties contained in Sections 2.2, 2.16, 2.23 or 3.2 which shall survive indefinitely) shall terminate as of the first anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article 2 or 3 after the date on which such representations and warranties terminate as set forth in this Section.

         10.2.    CONFIDENTIAL NATURE OF INFORMATION

                  The Confidentiality Agreement by Buyer dated October 30, 1996, shall remain in full force and effect to the extent not superseded by this Agreement. Each party further hereby agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources or (e) such party is required to disclose any such information pursuant to judicial order or, in the opinion of counsel, pursuant to applicable law. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section 10.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 10.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation thereof.

         10.3.    GOVERNING LAW

                  This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules.

         10.4.    NOTICES

                  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by messenger or seventy-two (72) hours after having been sent by registered or certified mail or when delivered by private courier addressed as follows:

                  If to Buyer: to:

                           Cox Broadcasting, Inc.
                           1400 Lake Hearn Drive, N.E.
                           Atlanta, Georgia  30319
                           Attention:  Nicholas D. Trigony

                  with a copy to:

                           Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, N.W.
                           Suite 800
                           Washington, D.C.  20036
                           Attention:  Kevin F. Reed, Esq.

                  If to Seller, to:

                           Gaylord Broadcasting Company, L.P.
                           2806 Opryland Drive
                           Nashville, Tennessee  37214
                           Attention:  Carl Kornmeyer
                  with a copy to:

                           Gaylord Broadcasting Company, L.P.
                           2806 Opryland Drive
                           Nashville, Tennessee  37214
                           Attention:  Todd L. Kenner, Esq.

                  with a copy to:

                           Reed Smith Shaw & McClay
                           1301 K Street, N.W.
                           East Tower - Suite 1100
                           Washington, D.C.  20005
                           Attention:  Brian A. Johnson, Esq.

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

         10.5.    SUCCESSORS AND ASSIGNS

                  (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other (which consent shall not be unreasonably withheld or delayed), except that upon written notice to Seller all or any portion of the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of Seller, to any Affiliate of Buyer, provided that (i) the assignee shall assume in writing all of Buyer's obligations to Seller hereunder; (ii) Seller's obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in Article 3 and an opinion of Dow, Lohnes & Albertson, P.L.L.C. with respect to the assignee which is similar to the opinion with respect to Buyer set forth in Exhibit E; and (iii) Buyer shall guarantee the performance of this Agreement by any such assignee. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

                  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 10.5 any right, remedy or claim under or by reason of this Agreement.

         10.6.    ACCESS TO RECORDS AFTER CLOSING

                  For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Station transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Station prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 10.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

                  For a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Station which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 10.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

         10.7.    ENTIRE AGREEMENT; AMENDMENTS

                  This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

         10.8.    INTERPRETATION

                  Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to effect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

         10.9.    WAIVERS

                  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in a writing signed by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        10.10.    EXPENSES

                  Each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

        10.11.    PARTIAL INVALIDITY

                  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

        10.12.    EXECUTION IN COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of Seller and Buyer.

        10.13.    DEFINITIONS

                  As used in this Agreement, the following terms have the meanings specified or referred to in this Section 10.13:

                  "Accounts Receivable" means the accounts held by Seller as of the Closing Date for advertising and programming aired on the Station and for production and other services provided by Seller prior to the Closing Date.

                  "Affiliate" means, with respect to any person, any other person which directly or indirectly controls, is controlled by or is under common control with such person, excluding, with respect to Seller, The Oklahoma Publishing Company.

                  "Assumed Contracts" has the meaning specified in
Section 1.1(e).

                  "Balance Sheet" has the meaning specified in Section 2.3.

                  "Balance Sheet Date" has the meaning specified in Section 2.3.

                  "Buyer" has the meaning specified in the first paragraph of this Agreement.

                  "Buyer Ancillary Agreements" has the meaning specified in
Section 3.2(a).

                  "Closing" has the meaning specified in Section 1.3.

                  "Closing Date" has the meaning specified in Section 1.3.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Collection Period" has the meaning specified in Section 5.9.

                  "Communications Act" means the Communications Act of 1934, as amended.

                  "Consent-Pending Contract" has the meaning specified in
Section 4.3(d).

                  "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

                  "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

                  "Environmental Hazard" has the meaning specified in
Section 5.7(a).

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means NationsBank, N.A.

                  "Escrow Agreement" means the escrow agreement in the form of Exhibit A attached hereto.

                  "Escrow Deposit" has the meaning specified in Section 1.4(b).

                  "Event of Loss" has the meaning specified in Section 10.15.

                  "Excluded Assets" has the meaning specified in Section 1.2.

                  "Expense" has the meaning specified in Section 8.1.

                  "FCC" has the meaning specified in Section 1.1(a).

                  "FCC Authorizations" means those Governmental Permits issued by the FCC.

                  "FCC Consent" means action by the FCC granting its consent to the assignment to Buyer (or an Affiliate of Buyer) of the FCC Authorizations as contemplated by this Agreement pursuant to appropriate applications filed by the parties with the FCC.

                  "Final Order" means a written action or order issued by the FCC, setting forth the FCC Consent, (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay and the time for filing any such requests, and the time for the FCC to set aside the action on its own motion, have expired, or (ii) in the event of review, reconsideration or appeal, the FCC's order has been affirmed and become final by expiration of the time for further review, reconsideration or appeal.

                  "Governmental Permits" has the meaning specified in
Section 2.8.

                  "Improvements Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Intangibles" has the meaning specified in Section 1.1(d).

                  "Liabilities and Costs" means all liabilities, investigations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, attorney, expert and



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

consulting fees and expenses, costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

                  "Loss" has the meaning specified in Section 8.1.

                  "Permitted Encumbrance" means (a) liens for taxes, assessments or other governmental charges which are not yet due and payable but excluding all liens attributable to Seller's employee benefit agreements, plans or arrangements listed in Schedule 2.19, (b) easements, rights-of-way, covenants, consents, conditions, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions affecting the use of any Real Property or any Tangible Personal Property existing as of the date hereof, which in the aggregate do not materially impair the use of any Purchased Asset for the purposes for which it is or may reasonably be expected to be held, and (c) the leases and licenses set forth in Schedule 2.19 other than the University Bank installment purchase agreement for the Chyron and other studio equipment which shall be paid in full on or before the Closing Date as required by Section 4.8.

                  "Person" means any person, employee, individual, corporation, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.

                  "Purchased Assets" has the meaning specified in Section 1.1.

                  "Purchase Price" has the meaning specified in Section 1.4.

                  "Real Property" has the meaning specified in Section 1.1(b).

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

                  "Remedial Action" means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
(c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                  "Requirements of Law" means any foreign, federal, state or local law, rule or regulation, Governmental Permit or other binding determination of any governmental or regulatory authority or body.



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

                  "Seller" has the meaning specified in the first paragraph of this Agreement.

                  "Seller Ancillary Agreements" has the meaning specified in
Section 2.2.

                  "Station" has the meaning specified in the first recital to this Agreement.

                  "Tangible Personal Property" has the meaning specified in
Section 1.1(c).

                  "To the best of Buyer's knowledge" or any similar formulation means to the actual knowledge, after due inquiry into the areas of their respective responsibility, including without limitation review of their internal files and records, of Nicholas D. Trigony, Andrew S. Fisher and Andrew A. Merdek.

                  "To the best of Seller's knowledge" or any similar formulation means to the actual knowledge, after due inquiry into the areas of their respective responsibility, including without limitation review of their internal files and records, of the officers of Seller's general partner and Station's General Manager, Business Manager and Chief Engineer.

                  "Wetlands Remediation"  has the meaning specified in
Section 5.7(b).

        10.14.    ALLOCATION OF PURCHASE PRICE

                  The consideration paid by Buyer for the Purchased Assets shall be allocated in the manner set forth in a written notice to Seller from Buyer delivered promptly after the Closing Date and as reasonably agreed to by Seller.

        10.15.    RISK OF LOSS; DAMAGE TO FACILITIES

                  The risk of loss or damage to any of the Purchased Assets shall be on Seller prior to the Closing Date and thereafter shall be on Buyer. If any of the Purchased Assets is damaged or destroyed prior to the Closing Date (any such event being referred to as an "Event of Loss"), Seller, at its expense, shall use reasonable efforts to replace or repair the item with comparable property of like value or quality as soon as practicable before the Closing Date. If any Event of Loss shall materially affect the operations of the Station and repair or replacement cannot be accomplished by the scheduled Closing Date but can be accomplished within sixty (60) days after that date, the Closing Date shall be postponed for that 60-day period; if, however, the repair or replacement cannot be accomplished within that sixty (60) day period, Buyer may elect by written notice to Seller within twenty (20) days after Buyer has received notice that any Event of Loss has occurred:


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

                    (a) To postpone the Closing for a period not more than one hundred twenty (120) days beyond the Closing Date specified in Section 1.3, until such time as the Purchased Assets which are the subject of the Event of Loss have been substantially restored to their condition immediately prior to the Event of Loss;

                    (b) To consummate the Closing on the scheduled Closing Date and accept all of the Purchased Assets as is, in which event Seller shall assign to Buyer at the Closing all of its rights under any insurance policies and to all insurance proceeds covering the Event of Loss (less amounts due to Seller for repairs or replacements of the property prior to the Closing); or

                    (c) To terminate this Agreement without liability on the part of Seller or Buyer.

                    If any damage to the Purchased Assets would require that the Station be taken off the air for a period exceeding seven (7) calendar days, Seller shall promptly notify Buyer in writing. In that event, Buyer may elect by written notice by Buyer to Seller given within ten (10) days after the date of such notice from Seller (i) to terminate this Agreement without liability on the part of Seller or Buyer, (ii) to postpone the Closing as provided in Section 10.15(a) or (iii) to consummate the Closing as provided in Section 10.15(b).

                    If the Closing Date is postponed beyond the time specified in Section 1.3, the parties shall file with the FCC a request to extend the effective period of the FCC Consent.

          10.16.    BULK SALES LAW

                    Buyer hereby waives compliance by Seller with any applicable bulk sales law, and Seller hereby agrees to indemnify and hold harmless Buyer (or any Affiliate thereof) from and against any claims or liabilities asserted against Buyer (or any Affiliate thereof) by any creditor of Seller or the Station by reason of such noncompliance.

          10.17.    TIME OF ESSENCE

                    Time is of the essence in the performance of this Agreement.

                       THE NEXT PAGE IS THE SIGNATURE PAGE



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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     BUYER:

                                     COX BROADCASTING, INC.



                                     By: /s/ NICOLAS D. TRIGONY
                                         --------------------------------
                                         Nicolas D. Trigony, President

                                     SELLER:

                                     GAYLORD BROADCASTING COMPANY, L.P.


                                     By:      GAYLORD COMMUNICATIONS, INC.,
                                              its General Partner


                                     By: /s/ CARL KORNMEYER
                                         --------------------------------
                                         Carl Kornmeyer, Vice President




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